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                                                                 Exhibit 99.4(n)

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
GUARANTEED LIFETIME WITHDRAWAL
BENEFIT II - JOINT RIDER                                                                              MINNESOTA LIFE

                                                                         Fax 651.665.7942
MINNESOTA LIFE INSURANCE COMPANY, a Securian Financial Group affiliate   Toll Free 1.800.362.3141
Annuity Services - A3-9999                                               In Metro Area 651.665.4877
400 Robert Street North - St. Paul, Minnesota 55101-2098                 www.minnesotalife.com
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RIDER EFFECTIVE DATE: [May 1, 2007]

DESIGNATED LIFE:         [John Doe]

JOINT DESIGNATED LIFE:   [Jane Doe]

This rider is attached to and made part of this contract as of the Rider Effective Date. Terms not defined in this rider have the meaning given to them in the contract.

This rider guarantees that you may withdraw beginning at the Benefit Date an amount up to the Guaranteed Annual Income (GAI) each Contract Year until the death of both Designated Lives. We deduct a charge for this rider as described below. Determination of the Guaranteed Withdrawal Benefit (GWB) and GAI is described below.

DESIGNATED LIFE

The person upon whose lifetime along with the Joint Designated Life will be used to determine the benefits under this rider. The Designated Life is the Owner of the contract, or the Annuitant in the case of a non-natural owner, unless otherwise agreed to by us.

JOINT DESIGNATED LIFE

The person upon whose lifetime along with the Designated Life will be used to determine the benefits under this rider. The Joint Designated Life is either the Joint Owner, Joint Annuitant if a non-natural owner, or the sole primary beneficiary on the contract, unless otherwise agreed to by us. All references to Designated Lives will mean both the Designated Life and Joint Designated Life.

BENEFIT DATE

The later of the Contract Anniversary following the [59th] birthday of the youngest Designated Life or the Rider Effective Date.

GUARANTEED WITHDRAWAL BENEFIT (GWB)

The initial GWB will be set to the initial Purchase Payment if this rider is added on the Contract Date. If it is added on a subsequent Contract Anniversary, the initial GWB will be equal to the Contract Value on the Rider Effective Date. Subsequent Purchase Payments and withdrawals will impact the GWB as described below.

The GWB is subject to a maximum of [$5,000,000].

GUARANTEED ANNUAL INCOME (GAI)

The GAI will be equal to [5%] of the initial GWB value on the Rider Effective Date. Subsequent Purchase Payments and withdrawals will adjust the GAI as described below.

SUB-ACCOUNT ALLOCATION PLAN

While this rider is in effect, the full Contract Value must be allocated to the General or Fixed Account and/or Sub-Accounts of the Variable Account according to a Sub-Account Allocation Plan approved by us. The Contract Value will be automatically rebalanced each quarter according to the Sub-Account Allocation Plan then in effect. You may reallocate the full Contract Value from the current Sub-Account Allocation Plan to another available Sub-Account Allocation Plan approved by us for use with this rider. Any reallocation request must be received in our home office by Written Request or other form acceptable to us. The reallocation will be effective on the Valuation Date coincident with or next following the day we receive the complete request at our home office. We reserve the right to add, delete, or modify Sub-Account Allocation Plans.

To the extent participation in the Sub-Account Allocation Plan or automatic rebalancing exceeds contract maximums or transfer limitations relative to the General or Fixed Account, such limitations will be waived while this rider is in effect.


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ADJUSTMENT FOR SUBSEQUENT PURCHASE PAYMENTS

The GWB will be increased by the amount of any subsequent Purchase Payments. For each subsequent Purchase Payment, the GAI will be increased by an amount equal to the amount of the subsequent Purchase Payment multiplied by [5%].

We limit the application of subsequent Purchase Payments to the GWB and GAI after the first Contract Year following the Rider Effective Date to $25,000 without our prior consent.

GUARANTEED WITHDRAWAL BENEFIT RESET

Beginning with the [first] Contract Anniversary following the Rider Effective Date and every [one] year thereafter prior to the youngest Designated Life's [86th] birthday, the GWB will automatically be reset to your current Contract Value, if higher. The GAI will be automatically reset to [5%] of the reset GWB, if higher.

On the date of the Guaranteed Withdrawal Benefit Reset, if the rider charge applicable to new customers purchasing the Guaranteed Lifetime Withdrawal Benefit II - Joint rider exceeds your current Guaranteed Lifetime Withdrawal Benefit II - Joint rider charge, we reserve the right to increase the charge for your rider. The rider charge following the reset will not exceed the current charge for new issues. If we are no longer issuing this rider, we reserve the right to increase the rider charge on the date of the Guaranteed Withdrawal Benefit reset. The rider charge following the reset will not exceed the maximum annual rider charge. You may elect to decline the reset and rider charge increase. You will be notified in writing a minimum of 30 days in advance of the reset date that you may decline the automatic reset. If you elect to decline the automatic reset, you must provide a Written Request to us no less than seven calendar days prior to the applicable reset date. Once you notify us of your decision to decline the automatic resets, you will no longer be eligible for future automatic resets until you provide a Written Request that you wish to reinstate automatic resets. Any reinstatement request will take effect at the next automatic reset date.

GUARANTEED WITHDRAWAL BENEFIT ENHANCEMENT

On each Contract Anniversary prior to the first withdrawal for a period up to [ten] years following the Rider Effective Date, the GWB will be increased by [5%] of the GWB immediately prior to the enhancement. The GAI will be increased to [5%] of the GWB following the enhancement.

The Guaranteed Withdrawal Benefit Enhancement will occur prior to the Guaranteed Withdrawal Benefit Reset on any Contract Anniversary where both are applicable.

ADJUSTMENT FOR WITHDRAWALS PRIOR TO THE BENEFIT DATE

Amounts withdrawn prior to the Benefit Date will cause both the GWB and GAI to be recalculated as follows:

     The GWB will be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

          (a)  is the GWB immediately prior to the withdrawal,

          (b)  is the amount of the withdrawal, and

          (c)  is the Contract Value immediately prior to the withdrawal.

     The GAI will be recalculated to [5%] of the GWB following the withdrawal.

Withdrawals will be made from your values in the General or Fixed Account and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value. Amounts less than the entire amount available that are applied to provide Annuity Payments under an Annuity Payment option will be treated as a withdrawal for purposes of adjusting the GWB and GAI.

ADJUSTMENT FOR WITHDRAWALS AFTER THE BENEFIT DATE

After the Benefit Date any amount you withdraw in a single Contract Year which is less than or equal to the greater of the GAI or the Required Minimum Distribution (RMD) amount, as described below, will reduce the Contract Value and GWB by the amount of the withdrawal. This will not reduce the GAI.

After the Benefit Date any amount you withdraw in a single Contract year which is in excess of the greater of the GAI or the RMD amount in a single Contract Year will cause both the GWB and GAI to be recalculated as follows:

     The GWB will be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

          (a) is the GWB immediately prior to the excess portion of the withdrawal,

          (b)  is the amount of the excess withdrawal, and

          (c) is the Contract Value immediately prior to the excess portion of the withdrawal.


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     The GAI will be reduced by an amount equal to (a) multiplied by (b) divided by (c) where:

          (a)  is the GAI prior to the withdrawal,

          (b)  is the amount of the excess withdrawal, and

          (c) is the Contract Value immediately prior to the excess portion of the withdrawal.

Withdrawals will be made from your values in the General or Fixed Account and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value. If withdrawals in any Contract Year are less than the GAI, the remaining GAI may not be carried forward to future Contract Years. Amounts less than the entire amount available that are applied to provide Annuity Payments under an Annuity Payment option will be treated as a withdrawal for purposes of adjusting the GWB and GAI.

REQUIRED MINIMUM DISTRIBUTION (RMD)

For purposes of this rider, the RMD amount is equal to the amount needed based on the value of your Contract and any riders to meet any required minimum distribution requirement pursuant to the Internal Revenue Code, as amended from time to time, and the regulations promulgated thereunder. Applicable contracts include those issued pursuant to a retirement plan under the provisions of
Section 401, 403, 404, 408, or 457 of the Internal Revenue Code. Amounts withdrawn in excess of the RMD may be treated as an excess withdrawal as described above.

RIDER CHARGE

The annual rider charge is equal to [0.75%], subject to a maximum charge of [1.15%]. While this rider is in effect, an amount equal to one-fourth of the annual rider charge multiplied by the greater of the current Contract Value or the GWB will be deducted quarterly on a pro-rata basis from Contract Values allocated to the Variable Account.

The annual rider charge may increase as described under the "Guaranteed Withdrawal Benefit Reset" unless you decline the reset. However, the rider charge will never exceed the maximum charge. The rider charge will be discontinued upon termination of the rider as described below.

SPOUSAL CONTINUATION

If the Designated Life dies, the surviving spouse may elect to continue the contract and this rider under the following conditions:

     a)   the surviving spouse is also the Joint Designated Life, and

     b)   this rider is in effect at the time of the contract continuation.

EFFECT OF PAYMENT OF DEATH BENEFIT

If both Designated Lives die while the Contract Value is greater than zero and before the GWB is reduced to zero, the beneficiary may elect to receive the death benefit under the contract and this rider will terminate. Alternatively, the beneficiary may be able to elect to continue this rider by taking withdrawals of the current GAI at least annually until the GWB is reduced to zero. No additional Purchase Payments may be made and no additional Guaranteed Withdrawal Benefit Resets will occur. If your Beneficiary is not your surviving spouse and withdrawals of the GAI extend beyond the beneficiary's life expectancy, this rider will terminate and the beneficiary will be required to take the death benefit under the contract to comply with Internal Revenue Code sections 72(s) or 401(a)(9), as applicable.

AUTOMATIC PAYMENT PHASE

If the Contract Value is reduced to zero, the contract will enter an automatic payment phase. You may elect to receive the GAI at any frequency offered by us, but at least annually, until the death of both Designated Lives. Once selected, the frequency may not be changed without our consent. During this phase, no additional Purchase Payments may be made and all other contract features, benefits, riders, and guarantees except the guarantees provided by this rider are terminated. Following the death of both Designated Lives, this rider terminates and no further benefits are payable unless the GWB is greater than zero. If the GWB is greater than zero at the time of death, the remaining payments will be made to your beneficiaries.

At our discretion, we may elect to pay you or your beneficiaries a lump sum in lieu of future periodic withdrawals. The lump sum value will be equal to the present value of the remaining periodic withdrawal amounts discounted at an interest rate. The interest rate will be the weekly average of the 'Interest Rate Swap' rates as reported in Federal Reserve Bulletin Release H.15 for the period applicable to the remaining withdrawal period plus 0.50%.

RECOVERY OF EXCESS PAYMENTS

We may recover from you or your estate any payments made after the death of both Designated Lives.

RIDER TERMINATION

You may elect to cancel this benefit on any Contract Anniversary beginning [seven] Contract Years after the Rider Effective Date. You must provide a Written Request to cancel within 30 days PRIOR TO the applicable Contract Anniversary.


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The rider will automatically terminate at the earliest of:

     (a)  termination or surrender of the contract; or

     (b)  any change to the Designated Lives after the Rider Effective Date; or

     (c) the Annuity Commencement Date where all remaining amount available has been applied to provide Annuity Payments; or

     (d) the date any death benefits are paid as a lump sum under terms of the contract; or

     (e) the date the GWB is reduced to zero following the death of both Designated Lives.

Upon termination of this rider, the benefits and charges within this rider will terminate. A pro-rata amount of the rider charge will be deducted upon termination of this rider or surrender of the contract.


/s/ Dennis E. Prohofky                     /s/ Robert L Senkler
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Secretary                                  President


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